Exhibit 99.1

IRADIMED CORPORATION Announces First Quarter 2021 Financial Results

•	Reports first quarter 2021 revenue of $9.2 million, GAAP diluted EPS of $0.11 and non-GAAP diluted EPS of $0.13

•	Reports combined cash and investments of $52.7 million as of March 31, 2021

Winter Springs, Florida, April 30, 2021 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD), a leader in the development of innovative magnetic resonance imaging (“MRI”) medical devices and the only known provider of a non-magnetic intravenous (“IV”) infusion pump system, and non-magnetic patient vital signs monitoring systems that are designed for use during MRI procedures, today announced financial results for the three months ended March 31, 2021.

“First quarter bookings and revenue exceeded our internal expectations as we continue gaining greater access to our U.S. customers. Additionally, we were able to grow IV pump revenue nearly 32 percent over last year. Especially noteworthy is the 112 percent increase in income before taxes, indicating the true strength of this quarter. EPS was, by comparison, down due to tax benefits we harvested last year. Business strength was further validated by our ability to grow backlog from its already elevated levels at the end of last year. Overall, Iradimed has delivered a very good start to the year and I am very pleased with these results,” said Roger Susi, President and Chief Executive Officer of the Company.

For the first quarter ended March 31, 2021, the Company reported revenue of $9.2 million compared to $8.7 million for the first quarter 2020. Net income was $1.4 million, or $0.11 per diluted share, compared to $1.8 million, or $0.14 per diluted share for the first quarter 2020. The decrease in net income and diluted earnings per share is primarily the result of the recognition of $0.4 million of tax expense during the first quarter 2021, compared to a tax benefit of $(0.9) million recognized during the first quarter 2020.

Non-GAAP net income was $1.6 million for the quarter ended March 31, 2021, which excludes $0.3 million of stock compensation expense, net of tax expense. Non-GAAP net income for the quarter ended March 31, 2020 was $2.2 million, which excludes $0.4 million of stock compensation expense, net of tax expense. Non-GAAP earnings per diluted share was $0.13 for the first quarter 2021, compared to $0.18 for the first quarter 2020.

Revenue Information:

	Three Months Ended March 31,
	2021	2020
Devices:
MRI compatible IV infusion pump system	$3,503,347	$2,664,834
MRI compatible patient vital signs monitoring systems	2,603,830	2,888,703
Total Devices revenue	6,107,177	5,553,537
Disposables, services and other	2,635,466	2,662,713
Amortization of extended warranty agreements	481,353	461,291
Total revenue	$9,223,996	$8,677,541

Domestic sales were 78.8 percent of total revenue, compared to 72.9 percent for the first quarter 2020. Gross profit margin was 76.6 percent for the first quarter 2021, compared to 74.5 percent for the first quarter 2020.

Cash Flow and Balance Sheet:

For the three months ended March 31, 2021, cash from operations was $0.9 million, compared to $1.2 million for the same period in 2020.

For the first quarter ended March 31, 2021, free cash flow was $0.8 million, compared to $1.0 million for the first quarter 2020.

As of March 31, 2021, the Company had combined cash and investments of $52.7 million.

Financial Guidance

Significant uncertainty remains regarding the impact of COVID-19 on the Company’s financial results. Accordingly, the Company believes it is prudent to refrain from providing financial guidance at this time. The Company continues to monitor the circumstances around the pandemic and will provide financial guidance once there is more certainty around the pandemic’s impact on its business.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP net income, free cash flow and infrequent income tax items are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with U.S. GAAP.

We calculate non-GAAP net income as net income excluding (1) stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period; (2) operating expenses, net of tax, that we believe are not indicative of the Company’s on-going core operating performance, and; (3) infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. We calculate free cash flow as net cash provided by operating activities, less net cash used in investing activities for purchases of property and equipment.

We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our shareholders via share repurchases.

All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our on-going core operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

iRadimed has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, April 30, 2021. Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 8386999.

The conference call will also be available real-time via the internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company’s website following the completion of the call.

About iRadimed Corporation

iRadimed Corporation is a leader in the development of innovative magnetic resonance imaging (“MRI”) compatible medical devices. We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive an EC Certificate or CE Mark for our existing products and product candidates, receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; potential disruptions in our limited supply chain for our products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50,801,629	$50,068,728
Accounts receivable, net	4,564,172	4,574,932
Investments	1,902,940	1,909,368
Inventory, net	4,640,556	3,933,987
Prepaid expenses and other current assets	929,382	771,666
Prepaid income taxes	2,373,828	2,477,211
Total current assets	65,212,507	63,735,892
Property and equipment, net	2,126,079	2,120,148
Intangible assets, net	976,382	960,885
Operating lease right-of-use asset	2,652,533	2,715,030
Deferred income taxes, net	985,336	1,272,672
Other assets	236,089	261,993
Total assets	$72,188,926	$71,066,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$618,217	$657,054
Accrued payroll and benefits	1,232,683	1,714,782
Other accrued taxes	77,593	103,981
Warranty reserve	96,448	90,054
Deferred revenue	2,203,589	1,949,259
Current portion of operating lease liability	259,553	255,698
Other current liabilities	146,435	146,435
Total current liabilities	4,634,518	4,917,263
Deferred revenue	2,083,342	2,305,413
Operating lease liability	2,392,980	2,459,332
Total liabilities	9,110,840	9,682,008
Stockholders’ equity:
Common stock	1,231	1,231
Additional paid-in capital	23,988,337	23,676,843
Retained earnings	39,056,300	37,669,451
Accumulated other comprehensive income	32,218	37,087
Total stockholders’ equity	63,078,086	61,384,612
Total liabilities and stockholders’ equity	$72,188,926	$71,066,620

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$9,223,996	$8,677,541
Cost of revenue	2,161,680	2,213,730
Gross profit	7,062,316	6,463,811
Operating expenses:
General and administrative	2,430,369	2,862,727
Sales and marketing	2,379,124	2,433,567
Research and development	475,817	430,282
Total operating expenses	5,285,310	5,726,576
Income from operations	1,777,006	737,235
Other (expense) income, net	(5,663)	98,502
Income before provision for income taxes	1,771,343	835,737
Provision for income tax expense (benefit)	384,494	(933,474)
Net income	$1,386,849	$1,769,211

Net income per share:
Basic	$0.11	$0.15
Diluted	$0.11	$0.14
Weighted average shares outstanding:
Basic	12,310,577	11,891,428
Diluted	12,521,279	12,365,605

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income	$1,386,849	$1,769,211
Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	1,728	36,756
Change in provision for excess and obsolete inventory	(1,992)	128,143
Depreciation and amortization	331,794	344,784
Stock-based compensation	347,741	568,958
Deferred income taxes, net	288,895	(32,472)
Changes in operating assets and liabilities:
Accounts receivable	9,032	1,404,704
Inventory	(668,361)	(560,996)
Prepaid expenses and other current assets	(560,508)	(538,093)
Other assets	32,059	(60,614)
Accounts payable	(75,805)	(266,644)
Accrued payroll and benefits	(482,099)	(542,834)
Other accrued taxes	(26,388)	(469,750)
Warranty reserve	6,394	7,924
Deferred revenue	250,359	308,559
Prepaid income taxes	103,383	(901,001)
Net cash provided by operating activities	943,081	1,196,635
Investing activities:
Purchases of property and equipment	(132,318)	(166,593)
Capitalized intangible assets	(41,615)	(63,782)
Net cash used in investing activities	(173,933)	(230,375)
Financing activities:
Proceeds from exercises of stock options	2,460	322,179
Taxes paid related to net share settlement of equity awards	(38,707)	(133,872)
Net cash (used in) provided by financing activities	(36,247)	188,307
Net increase in cash and cash equivalents	732,901	1,154,567
Cash and cash equivalents, beginning of period	50,068,728	43,481,781
Cash and cash equivalents, end of period	$50,801,629	$44,636,348

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended March 31,
	2021	2020
Net income	$1,386,849	$1,769,211
Excluding:
Stock-based compensation expense, net of tax expense	262,809	427,800
Non-GAAP net income	$1,649,658	$2,197,011
Weighted-average shares outstanding – diluted	12,521,279	12,365,605
Non-GAAP net income per share – diluted	$0.13	$0.18

Free Cash Flow

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$943,081	$1,196,635
Less:
Purchases of property and equipment	132,318	166,593
Free cash flow	$810,763	$1,030,042

Media Contact:

Chris Scott

Chief Financial Officer

iRadimed Corporation

(407) 677-8022

InvestorRelations@iradimed.com